Exhibit 99.10
FIRST AMENDMENT TO THE
NEWBRIDGE BANCORP NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR
DIRECTORS AND SENIOR MANAGEMENT
This Amendment, made and executed on the 19th day of December, 2007, by NewBridge Bancorp (“Employer”);
WITNESSETH
WHEREAS, the Employer sponsors the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Plan”); and
WHEREAS, the Employer has recently approved a Restatement to the Plan for compliance with the requirements of Internal Revenue Code Section 409A, as amended; and
WHEREAS, the Employer has determined that the Plan should be amended effective January 1, 2008 to correct and insert into the restated Plan a provision of the Plan that existed prior to the Restatement concerning investments in employer securities, and which provision was inadvertently deleted as a scrivener’s error when the Plan was restated for Section 409A compliance.
NOW, THERFORE, the Plan shall be amended as follows:
1. Adoption and Effective Date of Amendment. The provisions of this Amendment will be effective as of January 1, 2008.
2. Amendment to Section 7.5(a). Section 7.5(a) is amended by deleting Section 7.5(a) in its entirety and replacing it with the following replacement Section 7.5(a) as follows:
(a)	Participant may, subject to procedures (the Participant Direction Procedures) established by the Administrator (and applied in a uniform non-discriminatory manner), direct the Trustee, in writing (or in such other form which is acceptable to the Trustee), to invest the accounts specified below in specific Mutual Funds, and if permitted by the Administrator, the common stock of NewBridge Bancorp, so long as such investments are made in accordance with the Participant Direction Procedures. That portion of the interest of any Participant so directing will thereupon be considered a Participant’s Directed Account.
3. In all other respects, the provisions of the Plan shall remain unchanged.

NEWBRIDGE BANCORP

By:
Name:
Title:

Witness